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                                                                     EXHIBIT 5.1


                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]


                               September 20, 2001


Computer Motion, Inc.
130-B Cremona Drive
Goleta, California 93117

     Re:  Computer Motion, Inc.
          Registration Statement on Form S-2


Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-2 (the "Registration Statement"), to be filed by Computer Motion, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended. The shares being registered for resale consist of: (i) up to 4,411,765 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company (the "Common Stock") which may be issued pursuant to that certain Equity Line Financing Agreement, dated March 30, 2001 (the "Equity Line Agreement"), between the Company and Societe Generale, (ii) 1,684,784 shares of Common Stock which may be issued to Societe Generale upon conversion of its shares of Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock") pursuant to the adjustable conversion rights contained in that certain Stock Purchase Agreement (the "Stock Purchase Agreement") and other related transaction documents between the Company and certain investors named therein, including Societe Generale, all such documents dated February 16, 2001, and (iii) 221,402 shares of Common Stock which are currently issuable upon exercise of the warrant (the "Warrant") issued to Societe Generale, dated February 16, 2001, in connection with Societe Generale's purchase of Series B Convertible Preferred Stock.

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken pursuant to the Equity Line Agreement in connection with the authorization, issuance and sale of the Shares.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including all statutory provisions and all reported judicial decisions interpreting these laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the law of any other jurisdiction.

     Subject to the foregoing, it is our opinion that:

     1. assuming that the full consideration for each Share is received by the Company in accordance with the terms of the Equity Line Agreement, the Shares issuable thereunder will be validly issued, fully paid and nonassessable;


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Computer Motion, Inc.
September 20, 2001
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     2. the shares of Series B Convertible Preferred Stock have been duly authorized and assuming the conversion of the Series B Convertible Preferred Stock in accordance with their terms, the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock, when issued, will be validly issued, fully paid and nonassessable; and

     3. the Warrant has been duly authorized, and assuming that the full consideration for each share issuable upon exercise of the Warrant is received by the Company in accordance with the terms of the Warrant, the shares of Common Stock issuable upon exercise of the Warrant, when issued, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                             Very truly yours,


                                             /s/ Stradling Yocca Carlson & Rauth